Exhibit 99.1

SiriusXM Reports Second Quarter 2023 Operating and Financial Results

•Second Quarter 2023 Revenue of $2.25 Billion
•Net Income of $310 Million, Up 6% Year-Over-Year; Diluted EPS of $0.08
•Adjusted EBITDA of $702 Million, Up 3% Year-Over-Year
•Free Cash Flow of $323 Million
•SiriusXM Increases Full-Year Free Cash Flow Guidance
•Company Announces Fall Preview of the Next Gen SiriusXM Experience

NEW YORK – August 1, 2023 – Today SiriusXM reported operating and financial results for the second quarter of 2023, including revenue of $2.25 billion, which was flat compared to the prior year period. Net income in the second quarter of 2023 climbed to $310 million, or $0.08 per diluted share, compared to $292 million, or $0.07 per diluted share in the second quarter of 2022.

Adjusted EBITDA was $702 million in the second quarter of 2023, up 3% compared to the second quarter of 2022. The company delivered $323 million in free cash flow during the second quarter of 2023, down from $435 million in the prior year period. The reduction in free cash flow was primarily driven by higher cash taxes paid and increases in satellite capital expenditures.

"We are pleased to report continued progress towards reaching our financial and operating goals for the year," stated Jennifer Witz, Chief Executive Officer. "Our focus remains on reinforcing SiriusXM's distinct and leading position in the audio entertainment industry with new curated live content and by enhancing control and discovery across our platforms. We made significant advancements this quarter in building our next generation platform and are excited to announce a preview event to come this fall."
SiriusXM's Chief Financial Officer Thomas Barry added, "Our solid second quarter performance and greater visibility into full-year cash taxes and working capital leads us to increase our 2023 free cash flow outlook to $1.15 billion. We also expect to continue to see improving financial and operating performance in the second half of the year. Our team continues to focus on cost levers and operational efficiencies while reinvesting savings in enhanced technology, including our consumer app set to launch in the fall and an all-new commerce and identity platform."

“In the second quarter, SiriusXM returned approximately $229 million in capital to stockholders via $94 million in recurring dividends and $135 million in common stock repurchases. We finished the quarter with a net debt to adjusted EBITDA ratio of 3.4 times and continue to maintain a high degree of balance sheet flexibility," added Barry.

SEGMENT HIGHLIGHTS

Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM Second Quarter 2023 Segment Highlights
Total SiriusXM Subscribers of 34.0 Million
During the second quarter of 2023, SiriusXM self-pay subscribers decreased by 132,000 and paid promotional subscribers increased by 155,000. Total subscribers were flat at 34.0 million on June 30, 2023, when compared to June 30, 2022. The SiriusXM trial funnel stood at approximately 7.5 million at the end of the quarter, compared to

7.2 million at the end of the first quarter 2023, and 7.3 million at the end of the second quarter of 2022. Self-pay monthly churn remained low at approximately 1.5%.

SiriusXM Revenue of $1.7 Billion
During the second quarter, SiriusXM's total revenue was $1.7 billion, flat compared to the prior year period. Subscriber revenue in the segment was $1.6 billion, an increase of 1% compared to the prior year period. Average revenue per user (ARPU), rose by $0.04 year-over-year, resulting in a total ARPU of $15.66. The increase in ARPU was primarily driven by increases in certain self-pay subscription rates, partially offset by the impact of the mix of self-pay promotional plans, the reduction in rates associated with paid promotional plans from automakers as well as lower advertising revenue.

SiriusXM Gross Profit of $1.0 Billion
Total cost of services at SiriusXM of $675 million increased by 1% for the 2023 quarter compared to the corresponding quarter in 2022. Gross profit at SiriusXM totaled $1.0 billion, relatively flat when compared to the prior year period, producing a gross margin of 61%.

Expanded Content Offering
During the second quarter of 2023, SiriusXM continued to deliver unique and compelling content to subscribers with an array of new channels, shows, podcasts, and exclusive events. Notable highlights from the quarter included the launch of Carrie Underwood's Carrie's Country channel, catering to country music fans with an expanded listening experience. Additionally, as demand grows for Latin Music and Kids programming, the company introduced Moonbug Radio, an exclusive new year-round channel in collaboration with Moonbug Entertainment and launched Latin Pop channel Hits Uno in conjunction with the grand opening of SiriusXM’s state-of-the-art Miami studios.

Product Highlights
SiriusXM is dedicated to creating a best-in-class experience for its listeners and reconfirmed its commitment to launching its next generation product experience later this year. The company’s new platform will improve discoverability, personalization, and the user experience for seamless ease of use and enhanced engagement across multiple devices platforms. The company aims to highlight its incredible depth and breadth of content offerings to cater to diverse listener interests and preferences.

SiriusXM continued to expand its footprint in the electric vehicle (EV) market, with the service currently widely available in 49 different EV models sold in the US market. Under a new agreement with Volvo, SiriusXM will continue to be standard across the automaker’s full vehicle lineup, and the company’s 360L platform will debut in the all-new and fully electric 2024 Volvo EX30 and EX90 SUVs. Continued strong adoption of the 360L platform offers subscribers the best-possible in-car listening experience, with more features and capabilities to keep listeners engaged.

Pandora and Off-Platform Second Quarter 2023 Segment Highlights

Advertising Revenue of $400 Million
Second quarter 2023 ad revenue in the Pandora and Off-Platform segment of $400 million remained relatively flat year-over-year, compared to $403 million in the prior year period. Off-platform advertising, including the company's podcast business, climbed 13% year over year to nearly $135 million in the second quarter of 2023.

Total Advertising-Supported Listener Hours of 2.73 Billion
Monthly Active Users (MAUs) at Pandora were 47.4 million in the second quarter of 2023, down from 50.5 million in the prior year period. Total ad-supported listener hours were 2.73 billion in the second quarter of 2023, down from 2.84 billion in the 2022 period. Average monthly hours per ad-supported user climbed 3% to 21.7 in the second quarter of 2023 compared to 21.1 in the second quarter of 2022.

Self-Pay Subscribers of 6.2 Million
Self-pay subscribers to the Pandora Plus and Pandora Premium services decreased modestly in the second quarter of 2023 to end the period at 6.2 million.

Gross Profit of $152 Million
Subscriber revenue decreased by 2%, advertising revenue decreased by 1%, and total cost of services increased by 2% during the second quarter of 2023. This resulted in gross profit in the Pandora and Off-platform segment of

$152 million, a decrease of 9% compared to the corresponding 2022 period. The resulting gross margin of 29% for the quarter was down 2 percentage points from the prior year period on higher music royalties.

ADDITIONAL FINANCIAL HIGHLIGHTS

During the second quarter of 2023, SiriusXM reduced sales and marketing expenses by 23% year-over-year to $209 million. This reduction was primarily due to a decrease in marketing and promotional campaigns in preparation for the anticipated relaunch of the SiriusXM next generation experience. In support of this relaunch, Engineering, Design, and Development rose by 14% year-over-year to $72 million.

General and Administrative costs increased 9% to $123 million on higher non-cash costs associated with our deferred compensation plan.

2023 FULL-YEAR FINANCIAL GUIDANCE

The company reiterated its full-year 2023 guidance for revenue and adjusted EBITDA, while also raising its free cash flow guidance:
•Total revenue of approximately $9.0 billion,
•Adjusted EBITDA of approximately $2.75 billion, and
•Free cash flow of approximately $1.15 billion.

SECOND QUARTER 2023 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except per share data)	2023	2022	2023	2022
Revenue:
Subscriber revenue	$1,725	$1,719	$3,417	$3,432
Advertising revenue	445	452	819	835
Equipment revenue	47	45	93	98
Other revenue	33	37	65	75
Total revenue	2,250	2,253	4,394	4,440
Operating expenses:
Cost of services:
Revenue share and royalties	732	711	1,432	1,381
Programming and content	153	153	303	292
Customer service and billing	123	125	246	251
Transmission	50	54	99	106
Cost of equipment	3	3	7	6
Subscriber acquisition costs	93	91	183	181
Sales and marketing	220	285	443	557
Engineering, design and development	83	72	162	139
General and administrative	157	127	303	250
Depreciation and amortization	139	135	275	270
Impairment, restructuring and acquisition costs	18	1	50	1
Total operating expenses	1,771	1,757	3,503	3,434
Income from operations	479	496	891	1,006
Other (expense) income:
Interest expense	(107)	(104)	(213)	(206)
Other income (expense)	—	(4)	3	(2)
Total other expense	(107)	(108)	(210)	(208)
Income before income taxes	372	388	681	798
Income tax expense	(62)	(96)	(138)	(197)
Net income	$310	$292	$543	$601
Foreign currency translation adjustment, net of tax	7	(10)	7	(2)
Total comprehensive income	$317	$282	$550	$599
Net income per common share:
Basic	$0.08	$0.07	$0.14	$0.15
Diluted	$0.08	$0.07	$0.14	$0.15
Weighted average common shares outstanding:
Basic	3,861	3,928	3,875	3,938
Diluted	3,873	4,005	3,892	4,016
Dividends declared per common share	$0.0242	$0.0219615	$0.0484	$0.293923

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$51	$57
Receivables, net	660	655
Related party current assets	29	42
Prepaid expenses and other current assets	299	284
Total current assets	1,039	1,038
Property and equipment, net	1,616	1,499
Intangible assets, net	2,977	3,050
Goodwill	3,249	3,249
Related party long-term assets	500	488
Deferred tax assets	147	147
Operating lease right-of-use assets	286	315
Other long-term assets	264	236
Total assets	$10,078	$10,022
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,213	$1,248
Accrued interest	165	165
Current portion of deferred revenue	1,287	1,322
Current maturities of debt	525	196
Operating lease current liabilities	45	50
Total current liabilities	3,235	2,981
Long-term deferred revenue	76	81
Long-term debt	8,908	9,256
Deferred tax liabilities	472	565
Operating lease liabilities	298	320
Other long-term liabilities	200	170
Total liabilities	13,189	13,373
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,845 and 3,891 shares issued; 3,844 and 3,891 shares outstanding at June 30, 2023 and December 31, 2022, respectively	4	4
Accumulated other comprehensive income (loss), net of tax	3	(4)
Treasury stock, at cost; 1 and 0 shares of common stock at June 30, 2023 and December 31, 2022, respectively	(3)	—
Accumulated deficit	(3,115)	(3,351)
Total stockholders’ equity (deficit)	(3,111)	(3,351)
Total liabilities and stockholders’ equity (deficit)	$10,078	$10,022

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Six Months Ended June 30,
(in millions)	2023	2022
Cash flows from operating activities:
Net income	$543	$601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	275	270
Non-cash impairment and restructuring costs	20	—
Non-cash interest expense, net of amortization of premium	7	9
Provision for doubtful accounts	31	29
Loss (gain) on unconsolidated entity investments, net	4	(3)
(Gain) loss on other investments	(5)	9
Share-based payment expense	87	92
Deferred income tax (benefit) expense	(94)	60
Amortization of right-of-use assets	21	21
Changes in operating assets and liabilities:
Receivables	(36)	35
Related party, net	17	1
Prepaid expenses and other current assets	(15)	(83)
Other long-term assets	(1)	6
Accounts payable and accrued expenses	(18)	(81)
Accrued interest	—	(9)
Deferred revenue	(40)	(32)
Operating lease liabilities	(25)	(30)
Other long-term liabilities	30	(7)
Net cash provided by operating activities	801	888
Cash flows from investing activities:
Additions to property and equipment	(333)	(196)
(Purchase) sale of other investments	(1)	1
Acquisition of business, net of cash acquired	—	(137)
Investments in related parties and other equity investees	(31)	(1)
Net cash used in investing activities	(365)	(333)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(18)	(39)
Revolving credit facility, net	143	510
Proceeds from long-term borrowings, net of costs	—	499
Principal payments of long-term borrowings	(177)	(2)
Payment of contingent consideration for business acquisition	(3)	(3)
Distribution to parent related to Tax Sharing Agreement	—	(11)
Common stock repurchased and retired	(199)	(415)
Dividends paid	(188)	(1,159)
Net cash used in financing activities	(442)	(620)
Net decrease in cash, cash equivalents and restricted cash	(6)	(65)
Cash, cash equivalents and restricted cash at beginning of period (1)	65	199
Cash, cash equivalents and restricted cash at end of period (1)	$59	$134
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	June 30, 2023	December 31, 2022	June 30, 2022	December 31, 2021
Cash and cash equivalents	$51	$57	$126	$191
Restricted cash included in Other long-term assets	8	8	8	8
Total cash, cash equivalents and restricted cash at end of period	$59	$65	$134	$199

Unaudited Results
Set forth below are our results of operations for the three and six months ended June 30, 2023 compared with the three and six months ended June 30, 2022. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2023 vs 2022 Change
					Three Months		Six Months
(in millions)	2023	2022	2023	2022	Amount	%	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,597	$1,588	$3,160	$3,170	$9	1%	$(10)	—%
Advertising revenue	45	49	85	97	(4)	(8)%	(12)	(12)%
Equipment revenue	47	45	93	98	2	4%	(5)	(5)%
Other revenue	33	37	65	75	(4)	(11)%	(10)	(13)%
Total Sirius XM revenue	1,722	1,719	3,403	3,440	3	—%	(37)	(1)%
Pandora and Off-platform:
Subscriber revenue	128	131	257	262	(3)	(2)%	(5)	(2)%
Advertising revenue	400	403	734	738	(3)	(1)%	(4)	(1)%
Total Pandora and Off-platform revenue	528	534	991	1,000	(6)	(1)%	(9)	(1)%
Total consolidated revenue	2,250	2,253	4,394	4,440	(3)	—%	(46)	(1)%
Cost of services
Sirius XM:
Revenue share and royalties	405	397	796	779	8	2%	17	2%
Programming and content	128	131	257	253	(3)	(2)%	4	2%
Customer service and billing	99	102	200	204	(3)	(3)%	(4)	(2)%
Transmission	40	35	80	75	5	14%	5	7%
Cost of equipment	3	3	7	6	—	—%	1	17%
Total Sirius XM cost of services	675	668	1,340	1,317	7	1%	23	2%
Pandora and Off-platform:
Revenue share and royalties	327	314	636	602	13	4%	34	6%
Programming and content	17	13	31	23	4	31%	8	35%
Customer service and billing	23	22	43	44	1	5%	(1)	(2)%
Transmission	9	18	17	28	(9)	(50)%	(11)	(39)%
Total Pandora and Off-platform cost of services	376	367	727	697	9	2%	30	4%
Total consolidated cost of services	1,051	1,035	2,067	2,014	16	2%	53	3%
Subscriber acquisition costs	93	91	183	181	2	2%	2	1%
Sales and marketing	209	272	423	531	(63)	(23)%	(108)	(20)%
Engineering, design and development	72	63	140	122	9	14%	18	15%
General and administrative	123	113	254	223	10	9%	31	14%
Depreciation and amortization	139	135	275	270	4	3%	5	2%
Impairment, restructuring and acquisition costs	18	1	50	1	17	nm	49	nm
Legal settlements and reserves	24	—	24	—	24	nm	24	nm
Share-based payment expense (1)	42	47	87	92	(5)	(11)%	(5)	(5)%
Total operating expenses	1,771	1,757	3,503	3,434	14	1%	69	2%
Income from operations	479	496	891	1,006	(17)	(3)%	(115)	(11)%
Other (expense) income:
Interest expense	(107)	(104)	(213)	(206)	(3)	3%	(7)	(3)%
Other income (expense)	—	(4)	3	(2)	4	nm	5	nm
Total other expense	(107)	(108)	(210)	(208)	1	1%	(2)	(1)%
Income before income taxes	372	388	681	798	(16)	(4)%	(117)	(15)%
Income tax expense	(62)	(96)	(138)	(197)	34	(35)%	59	(85)%
Net income	$310	$292	$543	$601	$18	6%	$(58)	(10)%

Adjusted EBITDA	$702	$679	$1,327	$1,369	$23	3%	$(42)	(3)%

Gross Profit - Sirius XM	$1,047	$1,051	$2,063	$2,123	$(4)	—%	$(60)	(3)%
Gross Margin % - Sirius XM	61%	61%	61%	62%	—%	—%	(1)%	(2)%
Gross Profit - Pandora and Off-platform	$152	$167	$264	$303	$(15)	(9)%	$(39)	(13)%
Gross Margin % - Pandora and Off-platform	29%	31%	27%	30%	(2)%	(6)%	(3)%	(10)%
nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Programming and content - Sirius XM	$7	$8	$14	$15
Customer service and billing - Sirius XM	1	1	3	3
Transmission - Sirius XM	1	1	2	2
Programming and content - Pandora and Off-platform	1	1	1	1
Transmission - Pandora and Off-platform	—	—	—	1
Sales and marketing	11	13	20	26
Engineering, design and development	11	9	22	17
General and administrative	10	14	25	27
Total share-based payment expense	$42	$47	$87	$92

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.
Set forth below are our subscriber balances as of June 30, 2023 compared to June 30, 2022:

	As of June 30,		2023 vs 2022 Change
(subscribers in thousands)	2023	2022	Amount	%
Sirius XM
Self-pay subscribers	31,907	32,037	(130)	—%
Paid promotional subscribers	2,140	1,994	146	7%
Ending subscribers	34,047	34,031	16	—%
Sirius XM Canada subscribers	2,628	2,574	54	2%

Pandora and Off-platform
Monthly active users - all services	47,419	50,478	(3,059)	(6)%
Self-pay subscribers	6,229	6,319	(90)	(1)%
Paid promotional subscribers	—	—	—	nm
Ending subscribers	6,229	6,319	(90)	(1)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2023 and 2022:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2023 vs 2022 Change
					Three Months		Six Months
(subscribers in thousands)	2023	2022	2023	2022	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	(132)	23	(479)	(1)	(155)	(674)%	(478)	nm
Paid promotional subscribers	155	54	221	—	101	(187)%	221	nm
Net additions	23	77	(258)	(1)	(54)	70%	(257)	nm
Weighted average number of subscribers	34,016	33,953	34,065	33,927	63	—%	138	—%
Average self-pay monthly churn	1.5%	1.5%	1.6%	1.6%	—%	—%	—%	—%
ARPU (1)	$15.66	$15.62	$15.47	$15.58	$0.04	—%	$(0.11)	(1)%
SAC, per installation	$13.73	$16.27	$14.05	$14.46	$(2.54)	(16)%	$(0.41)	(3)%

Pandora and Off-platform
Self-pay subscribers	7	(9)	14	(5)	16	(178)%	19	(380)%
Paid promotional subscribers	—	—	—	(69)	—	nm	69	nm
Net additions	7	(9)	14	(74)	16	(178)%	88	(119)%
Weighted average number of subscribers	6,195	6,313	6,199	6,334	(118)	(2)%	(135)	(2)%
Ad supported listener hours (in billions)	2.73	2.84	5.31	5.53	(0.11)	(4)%	(0.21)	(4)%
Advertising revenue per thousand listener hours (RPM)	$97.13	$99.75	$91.28	$94.90	$(2.62)	(3)%	$(3.62)	(4)%

Total Company
Adjusted EBITDA	$702	$679	$1,327	$1,369	$23	3%	$(42)	(3)%
Free cash flow	$323	$435	$467	$693	$(112)	(26)%	$(226)	(33)%

nm - not meaningful

(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $43 and $47 for the three months ended June 30, 2023 and 2022, respectively, and $82 and $95 for the six months ended June 30, 2023 and 2022, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Net income:	$310	$292	$543	$601
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	24	—	24	—
Impairment, restructuring and acquisition costs	18	1	50	1
Share-based payment expense	42	47	87	92
Depreciation and amortization	139	135	275	270
Interest expense	107	104	213	206
Other (income) expense	—	4	(3)	2
Income tax expense	62	96	138	197
Adjusted EBITDA	$702	$679	$1,327	$1,369

Reconciliation of Free Cash Flow:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Cash Flow information
Net cash provided by operating activities	$451	$533	$801	$888
Net cash used in investing activities	(130)	(191)	(365)	(333)
Net cash used in financing activities	(323)	(292)	(442)	(620)
Free Cash Flow
Net cash provided by operating activities	451	533	801	888
Additions to property and equipment	(128)	(99)	(333)	(196)
Purchases of other investments	—	1	(1)	1
Free cash flow	$323	$435	$467	$693

Reconciliation of SAC, per installation:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(costs in millions and installs in thousands)	2023	2022	2023	2022
Subscriber acquisition costs, excluding connected vehicle services	$93	$91	$183	$181
Less: margin from sales of radios and accessories, excluding connected vehicle services	(44)	(42)	(86)	(92)
	$49	$49	$97	$89
Installations	3,567	2,974	6,901	6,099
SAC, per installation (a)	$13.73	$16.27	$14.05	$14.46
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 150 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We have been, and may continue to be, adversely affected by supply chain issues; we may be adversely affected by the war in Ukraine; we face substantial competition and that competition is likely to increase over time; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; the ongoing COVID-19 pandemic has introduced significant uncertainty to our business; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our Sirius XM Business: A substantial number of our Sirius XM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service is uncertain; our business depends in part upon the auto industry; failure of our satellites would significantly damage our business; and our Sirius XM service may experience harmful interference from wireless operations. Risks Relating to our Pandora Business: Our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our Pandora business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; and failure to comply with FCC requirements could damage our business. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: The market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these rates may adversely affect our business; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; and rapid technological and industry changes and new entrants could adversely impact our services. Risks Related to our Capital and Ownership Structure: We have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2022, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Diana Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Jessica Casano-Antonellis
212.901.6767
Jessica.Casano@siriusxm.com